EXHIBIT 99.1

Crystal Rock Holdings, Inc. Announces Financial Results for Its Fiscal Third Quarter and Nine Months Ended July 31, 2017

WATERTOWN, Conn., Sept. 14, 2017 (GLOBE NEWSWIRE) -- Crystal Rock Holdings, Inc. (NYSE MKT:CRVP) announced its financial results for its third quarter and first nine months that ended July 31, 2017. These results will be filed on Form 10-Q with the Securities and Exchange Commission today.

Total sales for the third quarter ending July 31, 2017 decreased $1.5 million or 9% from the same period in fiscal 2016.  Gross profit for the third quarter ending July 31, 2017 decreased $709,000 or 8%.  The Company's net income for the quarter ending July 31, 2017 was $171,000 compared to net income of $729,000 in the corresponding period of 2016.  The net income for the quarter ending July 31, 2017 resulted in a net income of $0.01 per share compared to a net income of $0.03 per share for the same period in fiscal 2016.

Total sales for the nine months ending July 31, 2017 decreased $5.2 million or 10% from the same period in fiscal 2016. Gross profit for the same periods declined 5% or $1.2 million. Gross profit as a percentage of sales was 53% for the nine month period ending July 31, 2017 compared to 50% the same period in 2016. The Company had a net income of $69,000 compared to a net income of $939,000 for the nine month periods ending July 31, 2017 and 2016, respectively. The net income resulted in a net income per share of $0.00 in fiscal 2017 compared to a net income of $.04 per share for the same period in fiscal 2016.

"We continue to increase our sales volume in bottled water and water cooler rental units, as well as staying on course with our strategy to reduce non-profitable, low margin accounts and categories. While we feel the immediate pressure on revenue from discount competitors, our short term gross profit percentages have grown year to date in fiscal 2017, while our long term commitment to premium value and convenience are materializing through higher customer satisfaction ratings and an increase to our customer account base," stated Peter Baker, President and CEO, Crystal Rock Holdings, Inc. "Despite increased competition from internet sales that is rapidly impacting all industries, we are focused on optimizing our point of sale, cross selling capabilities and technology infrastructure in order to continually offer more convenience and value in our customer experience."

ABOUT CRYSTAL ROCK HOLDINGS, INC.

Crystal Rock Holdings, Inc. (NYSE MKT:CRVP), operating through its subsidiary Crystal Rock LLC, markets and distributes water and coffee service, office supplies, refreshment beverages and other break room items to the commercial office and at home markets throughout the Northeast.  For over 100 years, the company has provided quality and high value service, and it’s the largest independent delivery provider of its kind in the United States. It bottles and distributes natural spring water under the Vermont Pure® brand, purified water with minerals added under the Crystal Rock® Waters label and it roasts and packages coffee under its Cool Beans® brand.  Launched in 2010, the Crystal Rock Office® brand features traditional office supplies, break room items, furniture and janitorial and sanitation products. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable, recyclable bottles, and coffee in fractional packs or pods. Crystal Rock believes “Little Things MatterTM” to the customer experience with high standards for delivering premium service excellence and results in customer productivity - at work or at home. Through technical innovation, a branded customer experience and a commitment to community and environment, Crystal Rock family values are integral to the relationships between employees and customers. More information is available at CrystalRock.com.

CRYSTAL ROCK HOLDINGS, INC.
Results of Operations

	(Unaudited)		(Unaudited)
	Nine Months Ended:		Three Months Ended:
	July 31,	July 31,	July 31,	July 31,
	2017	2016	2017	2016
(000's $)

Sales	$44,069	$49,237	$14,944	$16,394

Income from operations	$1,097	$2,735	$563	$1,593

Net Income	$69	$939	$171	$729

Basic net earnings per share	$0.00	$0.04	$0.01	$0.03
Diluted net earnings per share	$0.00	$0.04	$0.01	$0.03

Basic Wgt. Avg. Shares Out. (000's)	21,358	21,358	21,358	21,358
Diluted Wgt Avg. Shares Out. (000's)	21,358	21,358	21,358	21,358

Note:  This press release contains forward-looking statements including about our strategic direction, customer service, technology platforms and product channels.  Such forward-looking statements involve risks, uncertainties and other factors, some of which are beyond our control, which may cause actual results to differ materially from those in the forward-looking statement.  These risks, uncertainties, and factors include, but are not limited to, those factors set forth in our Annual Report for the Fiscal Year ended October 31, 2016 and subsequent filings we make with the Securities and Exchange Commission. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

Contact:
Peter Baker, CEO	David Jurasek, CFO
860-945-0661 Ext. 3001	860-945-0661 Ext. 3004